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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY


Subsidiary                          Jurisdiction of Incorporation
----------                          -----------------------------
Christiansburg Garment Company      Delaware
Donnkenny Apparel, Inc.             Delaware
Beldoch Industries Corporation      Delaware
MegaKnits, Inc.                     New York